Exhibit 10.1
Sierra Health Services, Inc.

Supplemental Executive Retirement Plan III

Effective January 1, 2005

SIERRA HEALTH SERVICES, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN III

Effective as of January 1, 2005

Purpose

The purpose of this Plan is to provide specified benefits to a select group of management and highly compensated employees of Sierra Health Services, Inc., a Nevada corporation, and its subsidiaries, if any, that sponsor this Plan. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

ARTICLE 1
Definitions

For purposes hereof, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1
"Assumed Interest Rate" means a rate of 6%, or such other interest rate as the Plan Administrator deems necessary or appropriate, adjusted from time to time to an amount that does not exceed the then-current prime interest rate of Bank of America. No Participant shall be deemed to have any right, vested or nonvested, regarding the continued use of any previously adopted Assumed Interest Rate.

1.2	"Beneficiary" means the individual designated, in accordance with Article 9, that is entitled to receive benefits under this Plan upon the death of a Participant.

1.3
"Beneficiary Designation Form" means the form established from time to time by the Plan Administrator that a Participant completes, signs and returns to the Plan Administrator to designate a Beneficiary.

1.4	"Board" means the board of directors of the Company.

1.5	"Cause" means:

(i)	the Executive's willful and material breach of the Executive’s agreement to refrain from competition with Employers;

(ii)	the Executive, while an employee, is convicted of, or pleads guilty or nolo contendere to, a felony;

(iii)	The Executive's commission of a fraud or misappropri-ation which causes material and demonstrable injury to any Employer; or

(iv)
The Executive commits a willful act of dishonesty, including but not limited to embezzlement, resulting or intended to result, directly or indirectly, in material personal gain or enrichment at the expense of any Employer.

For purposes of this definition, an act or failure to act on the Executive's part shall be considered "willful" if it was done or omitted to be done by the Executive intentionally and not in good faith, and shall not include any act or failure to act resulting from any incapacity of the Executive.

1.6
"Change in Control" shall mean the earliest transaction or event occurring after the effective date of the Plan in which (i) the Company shall merge or consolidate with any other corporation and shall not be the surviving corporation; (ii) the Company shall transfer all or substantially all of its assets to any other person; or (iii) any person shall have become the beneficial owner of more than 50% of the voting power of outstanding voting securities of the Company.

1.7	"Claimant" shall have the meaning set forth in Section 8.1.

1.8	"Code" means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

1.9	"Company" means Sierra Health Services, Inc., a Nevada corporation.

1.10
"Disability" means a period of disability during which a Participant qualifies for benefits under the Participant's Employer's long-term disability plan or, if a Participant does not participate in such a plan, a period of disability during which the Participant would have qualified for benefits under such a plan had the Participant been a participant in such a plan, as determined in the sole discretion of the Plan Administrator. If the Participant's Employer does not sponsor such a plan or discontinues sponsorship of such a plan, Disability shall be determined by the Plan Administrator in its sole discretion.

1.11	"Employer(s)" means the Company and any subsidiaries of the Company that have been selected by the Board and have agreed to participate in the Plan.

1.12	"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.13	"Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

1.14
"Participant" means any employee (i) who is selected to participate in the Plan, (ii) who elects to participate in the Plan by signing the Notice of Participation acknowledging the employee’s participation, a Beneficiary Designation Form and other documents required under Article II, (iii) whose signed acknowledgement of participation and Beneficiary Designation Form are accepted by the Plan Administrator, and (iv) whose participation in the Plan has not terminated. If a Participant has a Termination of Employment and thereafter becomes reemployed by an Employer, he or she must be reselected to participate and again meet the other requirements of this definition in order to accrue benefits under the Plan beyond the Participant's Vested SERP Benefit prior to such reemployment.

1.15
"Plan" means this Supplemental Executive Retirement Plan III of the Company, as amended from time to time. The Plan is a different plan from the Company’s Supplemental Executive Retirement Plan effective July 1, 1997 and Supplemental Executive Retirement Plan II effective March 1, 1998.

1.16	"Plan Administrator" means the plan administrator described in Article 7.

1.17
"Preretirement Survivor Benefit" means, in the case of a Participant who dies prior to a Termination of Employment and not during a Disability, the Participant's SERP Benefit as of the date of death (which becomes Vested upon death) that is payable to such Participant's Beneficiary, in accordance with Section 4.1(c).

1.18
"Present Value" means the present value at a specified date of a Participant's Vested SERP Benefit calculated using the Assumed Interest Rate (i), in the case of a Participant (or beneficiary) to whom payments have already begun, based on the period over which such SERP Benefit remains payable assuming the payment of the SERP Benefit will continue in quarterly installments, and (ii), in the case of a Participant (or beneficiary) to whom payments have not already begun, based on the payment of such SERP Benefit in quarterly installments for an eight-year period assuming such quarterly installments begin on the later of the first day of the next calendar quarter which begins at least 30 days after such specified date or the first day of the calendar quarter which begins immediately at or after the Participant would have completed five Years of Service but for the Participant’s Termination of Employment.

1.19
"Retirement" or "Retires" means, in each instance, a Participant ceasing to be an employee of all Employers on or after the attainment of age sixty-five (65) for any reason other than a leave of absence, death, or Disability.

1.20
"SERP Benefit" means an amount payable each year in quarterly installments over a period of eight years to a Participant and, following the Participant's death, his or her Beneficiary(ies). Each Participant shall be notified of the maximum potential amount of his or her SERP Benefit at the time the Participant is designated for participation under Article II. At the time of Participant’s Termination of Employment or Disability, the Participant’s SERP Benefit shall be determined by multiplying his or her maximum potential SERP Benefit by 12.5% times the number of the Participant’s Years of Participation as of that date, up to the maximum SERP Benefit (in other words, the SERP Benefit accrues in equal annual amounts over eight Years of Participation). When used in this Plan, the term “SERP Benefit” (when not modified by the word “potential”) means only that portion of the maximum potential SERP Benefit that has accrued.

1.21	"Termination of Employment" means Participant’s “separation from service” within the meaning of Proposed Treasury Regulation § 1.409A-1(h) and any successor or other applicable regulation under Code Section 409A, regardless of the reason for such separation from service (including due to death or Disability).

1.22
"Trust" means the trust established pursuant to that certain Master Trust Agreement, dated as of May 1, 1996, between the Company and Imperial Trust Company (and any successor trustee), as it may be amended from time to time.

1.23	"Vested" means that portion of a Participant's SERP Benefit under this Plan in which the Participant has a nonfor-feitable right and vested interest, as determined in accordance with Article 3 below.

1.24
“Vesting Period” means the number of years (or other designated period) from the commencement of participation specified by the Committee as required in order that the Participant’s SERP Benefit be Vested (other than for Vesting upon death, Disability or in connection with a Change in Control).

1.25
“Years of Participation” at a specified date means the total number of full years from the date of the Participant’s commencement of participation during which the Participant has been employed by one or more Employers through such date plus any additional Years of Participation credited to such Partici-pant under Section 3.2; provided, however, that a Participant who has ceased to be designated for participation for purposes of further accruals of benefits upon reemployment shall not be credited with additional Years of Participation upon such reemployment. For purposes of this definition, a year of "Participation" shall be a 365-day period (or 366-day period in the case of a leap year) commencing on the date of the Participant’s commencement of participation (as designated by the Board) and each anniversary thereof (subject to adjustment by the Plan Administrator to reflect leaves of absence), during which period the Participant has been employed full-time (or, if so specified in the Participant’s notice of participation under Section 2.1, at any lesser level that qualifies for crediting of Years of Participation under the Participant’s notice of participation). In the case of a Participant who has suffered a Disability but thereafter returns to service or becomes reemployed by an Employer promptly after the Disability ended, the period(s) of such Disability in the year in which the Disability began and the year in which the Disability ended will be counted as employment solely for purposes of this definition, but any other period (i.e. full years) of Disability shall not count as employment and therefore shall not be treated as Years of Participation. In the case of a Participant who has a Termination of Employment for any reason, other than death or Disability, following a Change in Control (including as provided in Section 4.1(b)), (i) if the Participant was not employed for a full 365- (or 366-) day period that includes the date of the Change in Control, such Participant shall be deemed to have completed a full Year of Participation in respect of that period which includes the Change in Control, and (ii), if the Participant qualifies for payment of his or her SERP Benefit (whether or not the SERP Benefit represents his or her maximum potential SERP Benefit) under Section 4.1(b) or under Section 4.1(a) within six years after the Change in Control, such Participant shall be credited with an additional Year of Participation as of the date immediately prior to his or her Termination of Employment. Except as provided in this definition, no partial year of employment shall be counted as a Year of Participation. A Participant's paid leave of absence or unpaid leave of absence for 90 days or less shall constitute employment for purposes of this definition, but a Participant's unpaid leave of absence for more than 90 days shall not constitute employment for purposes of this definition.

1.26
"Years of Service" at a specified date means the total number of full years during which the Participant has been employed by one or more Employers through such date; provided, however, that a Participant who has ceased to be designated for participation for purposes of further accruals of benefits upon reemployment shall not be credited with additional Years of Service upon such reemployment. For purposes of this definition, a year of "Service" shall be a 365-day period (or 366-day period in the case of a leap year) commencing on the date of hiring and each anniversary thereof (subject to adjustment by the Plan Administrator to reflect leaves of absence or, with respect to employment prior to commencement of participation in the Plan, breaks in service). In the case of a Participant who has suffered a Disability but thereafter returns to service or becomes reemployed by an Employer promptly after the Disability ended, the period(s) of such Disability in the year in which the Disability began and the year in which the Disability ended will be counted as employment solely for purposes of this definition, but any other period (i.e. full years) of Disability shall not count as employment and therefore shall not be treated as Years of Service. In the case of a Participant who has a Termination of Employment for any reason, other than death or Disability, following a Change in Control (including as provided in Section _4.1(b)), (i) if the Participant was not employed for a full 365- (or 366-) day period that includes the date of the Change in Control, such Participant shall be deemed to have completed a full Year of Service in respect of that period which includes the Change in Control, and (ii), if the Participant qualifies for payment of his or her SERP Benefit under Section 4.1(b) or under Section 4.1(a) within six years after the Change in Control, such Participant shall be credited with an additional Year of Service as of the date immediately prior to his or her Termination of Employment. Except as provided in this definition, no partial year of employment shall be counted as a Year of Service. A Participant's paid leave of absence or unpaid leave of absence for 90 days or less shall constitute employment for purposes of this definition, but a Participant's unpaid leave of absence for more than 90 days shall not constitute employment for purposes of this definition.

ARTICLE 2
Eligibility

2.1
Selection for Participation. Participation in the Plan shall be limited to a select group of management and highly compensated employees of the Employers. An employee from that group shall become Participant only if the employee has been previously selected and approved for participation by the Compensation Committee of the Board of Directors. The Plan Administrator will provide to the Participant a notice of participation, which for each Participant is incorporated herein by reference and deemed part of the Plan, setting forth the following terms as designated by the Committee: The Participant’s date of commencement of participation, maximum SERP Benefit, Vesting Period, deemed Years of Participation (if any) to be credited under Section 3.2 and the conditions and terms upon which such deemed Years of Participation will be credited, any terms with respect to the number of work hours in a given year for which a Year of Participation or a Year of Service will be credited, the terms of the agreement requiring non-competition and related Participant agreements for the protection of the business of the Company, and other terms applicable to the Participant.

2.2
Enrollment Requirements. As a condition to participa-tion, each selected employee shall complete, execute and return to the Plan Administrator an acknowledgement of participation and a Beneficiary Designation Form and the separate non-competition agreement referenced in Section 2.1. In addition, the Plan Administrator shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

2.3
Commencement of Participation. Provided an employee selected to participate in the Plan has met all enrollment requirements set forth in this Plan and required by the Plan Administrator at the times required by the Plan Administrator, that employee shall commence participation in the Plan on the date specified by the Plan Administrator.

ARTICLE 3
Vesting; Additional Years of Participation

3.1
Vesting. Each Participant shall become Vested in his or her SERP Benefit beginning at the earlier of (i) the time such Participant has performed service for the full Vesting Period and remains employed by an Employer at the end of such Vesting Period , (ii) the termination of such Participant's employment with all Employers due to death, (iii) upon the occurrence of a Disability, (iii) upon the occurrence of a Change in Control, or (iv) the termination of the Participant’s employment with all Employers by his or her respective Employer(s) not for Cause in the 90-day period preceding a Change in Control. Service that counts toward Vesting shall be the same as service that counts toward Years of Participation, except that it shall exclude any Additional Years of Participation credited under Section 3.2.

3.2
Crediting of Additional Years of Participation. Prior to commencement of payment of a Participant's Vested SERP Benefit, a Participant may be credited with additional "deemed" Years of Participation, if recommended by the Plan Administrator and approved by the Compensation Committee of the Board of Directors. In no event may the number of such additional "deemed" Years of Participation exceed four for any one Participant. Unless otherwise specified in the Participant’s notice of participation under Section 2.1, deemed Years of Participation that have been authorized for a Participant but to be credited at a specified future date will be credited immediately upon a Change in Control if he or she remains employed at that time (or is deemed to remain so employed under Section 4.1(b) in the case of termination without cause during the 90-day period preceding the Change in Control).

ARTICLE 4
Benefits

4.1	Eligibility for Benefits.

(a) Benefit Upon Retirement or Disability. If a Participant Retires or suffers a Disability, the Participant shall be entitled to payment of his or her Vested SERP Benefit in quarterly installments to the Participant and, following Participant's death, to his or her Beneficiary(ies), for a period of eight years. Payment of benefits under this Section 4.1(a) shall commence on the first day of the next calendar quarter that begins at least six months after such Retirement, or which begins at least 30 days after the Plan Adminis-trator's receipt of written proof or determination of such Participant's Disability if the Participant also is “Disabled” within the meaning of Section 409A(a)(2)(C) of the Internal Revenue Code, or which begins at least six months after the Plan Administrator’s receipt of written proof or determination of such Participant’s Termination due to a Disability that does not come within the meaning of Code Section 409A(a)(2)(C).

(b) Benefit Upon Termination Following a Change in Control. If a Participant has a Termination of Employment within six years following a Change in Control, other than a Retirement or Termination due to death or Disability, he or she shall be paid, as a lump-sum cash payment-, the Present Value of his or her Vested SERP Benefit determined as of the date of such Termination of Employment, in full settlement of the Participant’s rights under the Plan. Such lump-sum cash payment shall be made at the date six months after such Termination of Employment. For purposes of this Plan, a Participant who is terminated not for Cause by his or her Employer(s) in conjunction with a Change in Control or during the 90-day period preceding the Change in Control will be deemed to have remained employed until, and had such Termination of Employment immediately following, the Change in Control.

(c) Survivors' Benefit. If a Participant dies prior to his or her Termination of Employment and not while the Participant is receiving benefits under Section 4.1(a) due to a Disability, the Participant's Beneficiary shall be entitled to receive the Participant's Vested SERP Benefit in the form of a Preretirement Survivor Benefit, payable in quarterly installments for a period of eight years. Payments of benefits under this Section 4.1(c) shall commence on the first day of the next calendar quarter that begins at least 60 days after the Plan Administrator has received written proof of such Participant's death. The foregoing notwithstanding, a Beneficiary then entitled to receive a SERP Benefit may petition the Plan Administrator in writing requesting payment of such SERP Benefit in a lump-sum due to the financial hardship of the Beneficiary or his or her dependents, stating with particularity the reasons giving rise to constituting such hardship. The Plan Administrator shall approve such request if and only if the hardship constitutes an unforeseeable financial emergency within the meaning of Code Section 409A(a)(2)(B)(ii), and any resulting distributions shall be limited as provided in that Code provision. If approved, such Beneficiary shall be paid, as a lump-sum cash payment, the amount determined to be payable, which amount shall not exceed the Present Value of such SERP Benefit determined as of the payment date specified by the Plan Administrator, in settlement of the Beneficiary's rights under the Plan. Other provisions of the Plan notwithstanding, any remaining undistributed portion of such SERP Benefit shall be payable in accordance with the applicable provisions of this Plan.

(d) Benefit Upon Other Termination of Employment. If a Participant has a Termination of Employment which does not give rise to payment of benefits under
Section 4.1(a) or (b) and which is not due to death and is not a termination by the Company for Cause, the Participant shall be entitled to payment of his or her Vested SERP Benefit in quarterly installments to the Participant and, following Participant's death, to his or her Beneficiary(ies), for a period of eight years. Payment of benefits under this Section 4.1(d) shall commence on the later of the first day of the next calendar quarter that begins at least six months after such Termination of Employment or the first day of the next calendar quarter that begins immediately at or after the Participant would have completed five Years of Service but for the Participant’s Termination of Employment.

(e) Circumstances in Which No Benefit is Payable. Upon a Participant’s Termination of Employment, the Participant (including his or her Beneficiaries) will forfeit all rights to a SERP Benefit if such SERP Benefit did not become Vested prior to or as a result of such Termination of Employment. In addition, in the event of a Participant’s Termination of Employment by the Company for Cause which both is prior to a Change in Control (and not covered by Section 4.1(b)) and does not qualify as a Retirement, the Par-ticipant (including his or her Beneficiaries) will forfeit all rights to a SERP Benefit whether or not such SERP Benefit had become Vested.

4.2
Reemployment of Participant Who Has Received Benefits. Other provisions of the Plan notwithstanding, if a Participant who has received payments of his or her SERP Benefit thereafter becomes reemployed by any Employer (i.e., following the end of a Disability or as a result of being rehired), payments of such SERP Benefit will continue without regard to such reemployment. Upon a subsequent Termination of Employment or Disability, if the Participant accrued further benefits under the Plan following such reemployment and if such subsequent Termination of Employment or Disability gives rise to benefits under Section 4.1, the Participant's additional or incremental SERP Benefit shall become payable in accordance with Section 4.1.

4.3
Alternative Lump Sum Payout. If a Participant's Vested SERP Benefit under this Plan at the time he or she, or his or her Beneficiary (whether primary or contingent), becomes eligible to receive a distribution under this Plan, when expressed on a Present Value basis as a lump sum, is less than $50,000, the Plan Administrator shall pay that benefit in a lump sum at the time that benefit payments would otherwise commence.

4.4
Withholding and Payroll Taxes. The Participant’s Employer shall withhold from any and all benefits paid under this Article 4 all federal, state and local income, employment and other taxes required to be withheld by the Employer in connection with the benefits hereunder, in amounts to be determined in the sole discretion of the Employer.

ARTICLE 5
Termination, Amendment or Modification of the Plan

5.1
Termination. Each Employer reserves the right to terminate the Plan at any time with respect to its participating employees by the action of its board of directors. A termination of the Plan shall have the effect of terminating further accruals of Years of Service and Years of Participation that would accrue as a result of Participant’s continued employment during periods more than six months after the termination of the Plan (including for purposes of Vesting), provided that, if the termination of the Plan occurs at or after a Change in Control or at the request of a person acquiring control of the Company in a Change in Control, the period of six months referred to in this sentence instead shall be one year. A termination of the Plan shall not otherwise materially adversely affect the --~~a~~ Participant’s SERP Benefit or rights under the Plan or, in the case of a Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of termination, the rights of such Beneficiary under the Plan.

5.2
Amendment. Any Employer may, at any time, amend or modify the Plan in whole or in part with respect to its participating employees and former employees by the actions of its board of directors; provided, however, that, without the consent of the affected Participant (or Beneficiary who has become entitled to the payment of benefits under the Plan), no amendment or modification shall be effective to decrease or materially adversely affect a Participant's SERP Benefit or rights under the Plan (to the extent then accrued) or, in the case of a Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of amendment or modification, the rights of such Beneficiary under the Plan.

5.3
Termination of Plan Participation. Absent the earlier termination, modification or amendment of the Plan, the participation of any Participant in the Plan shall terminate upon the full payment of the applicable Vested SERP Benefit as provided under Article 4 or other time at which the Participant has no further right to benefits hereunder.

ARTICLE 6
Other Benefits and Agreements

The benefits provided for a Participant under this Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Employers. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided. The benefits shall not be considered salary or bonus or otherwise be included as compensation under any other plan or compensatory arrangement that calculates compensation or benefits based on the amount of the Participant’s compensation.

ARTICLE 7
Administration of the Plan

7.1
Plan Administrator Duties. This Plan shall be administered by a Plan Administrator which shall consist of the Compensation Committee of the Board or such committee as the Board or the Compensation Committee shall appoint. Members of the Plan Administrator may be Participants under this Plan. The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administra-tion of this Plan and (ii) decide or resolve any and all ques-tions including interpretations of this Plan, as may arise in connection with the Plan.

7.2
Agents. In the administration of this Plan, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel, who may be counsel to any Employer, or a compensation consultant, who may be a consultant to any Employer.

7.3
Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

7.4
Indemnity of Plan Administrator. All Employers shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Plan Administrator or any of its members.

7.5
Employer Information. To enable the Plan Administrator to perform its functions, each Employer shall supply full and timely information to the Plan Administrator on all matters relating to the compensation of its Participants, the date and circum-stances of the Retirement, Disability, death or other Termina-tion of Employment of its Participants, and such other pertinent information as the Plan Administrator may reasonably require.

ARTICLE 8
Claims Procedures

8.1
Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a "Claimant") may deliver to the Plan Administrator a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. The claim must state with particularity the determination desired by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

8.2	Notification of Decision. The Plan Administrator shall consider a Claimant's claim within a reasonable time, and shall notify the Claimant in writing:

(i)	that the Claimant's requested determination has been made, and that the claim has been allowed in full; or

(ii)
that the Plan Administrator has reached a conclusion contrary, in whole or in part, to the Claimant's requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(1)	the specific reason(s) for the denial of the claim, or any part of it;

(2)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(3)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(4)	an explanation of the claim review procedure set forth in Section 8.3 below.

8.3
Review of a Denied Claim. Within 60 days after receiving a notice from the Plan Administrator that a claim has been denied, in whole or in part, a Claimant (or the Claimant's duly authorized representative) may file with the Plan Administrator a written request for a review of the denial of the claim. There-after, but not later than 30 days after the review procedure began, the Claimant (or the Claimant's duly authorized representative):

(i)	may review pertinent documents;

(ii)	may submit written comments or other documents; and/or

(iii)	may request a hearing, which the Plan Administrator, in its sole discretion, may grant.

8.4
Decision on Review. The Plan Administrator shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Plan Administrator's decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(i)	specific reasons for the decision;

(ii)	specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

(iii)	such other matters as the Plan Administrator deems relevant.

8.5
Legal Action. A Claimant's compliance with the foregoing provisions of this Article 8 is a mandatory prerequisite to a Claimant's right to commence any legal action with respect to any claim for benefits under this Plan. Except to the extent otherwise required by law, any dispute or controversy arising under the Plan or in connection with a Participant’s participation shall be settled exclusively by arbitration in Las Vegas, Nevada, in accordance with the rules of the American Arbitration Association in effect at the time of submission to arbitration. Judgment may be entered on the arbitrators' award in any court having jurisdiction.

ARTICLE 9
Beneficiary Designation

9.1
Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.

9.2
Beneficiary Designation; Change; Spousal Consent. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Plan Administrator or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator's rules and procedures, as in effect from time to time. If the Participant names someone other than his or her spouse as a Beneficiary, a spousal consent, in the form designated by the Plan Administrator, must be signed by that Participant's spouse and returned to the Plan Administrator. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form filed by the Participant, all Beneficiary designations previously filed by the Participant shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Plan Administrator prior to the Participant's death.

9.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

9.4
No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 9.1, 9.2 and 9.3 above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant's benefits, then the Participant's spouse and children shall be the designated Beneficiary.

9.5	Doubt as to Beneficiary. If the Plan Administrator has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Plan Administrator shall have the right, exercisable in its discretion, to cause the Participant's Employer to withhold such payments until this matter is resolved to the Plan Administrator's satisfaction.

9.6
Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Plan Administrator from all further obligations under this Plan with respect to the Participant, and that Participant's participation in the Plan shall terminate upon such full payment of benefits.

ARTICLE 10
Trust

10.1
Establishment of the Trust. The Company shall have established and shall maintain the Trust. The Employers shall transfer over to the Trust such assets, if any, as the Employers determine, in their sole discretion.

10.2
Interrelationship of the Plan and the Trust. The provisions of the Plan, the Participant’s notice of participation and any other document hereunder shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust. Each Employer shall at all times remain liable to carry out its obligations under the Plan. Each Employer's obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer's obligations under this Agreement.

ARTICLE 11
Miscellaneous

11.1
Unsecured General Creditor. Participants and their Beneficiaries successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer. Any and all of an Employer's assets shall be, and remain, the general, unpledged, unrestricted assets of the Employer. An Employer's obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

11.2
Employer's Liability. An Employer's liability for the payment of benefits shall be defined only by the Plan and other documents specifying the terms of a Participant’s participation in the Plan, as entered into between the Employer and a Participant. An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and such other governing documents.

11.3
Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be, unassignable and non-transfer-able. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

11.4
Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an "at will" employment relationship that can be terminated at any time for any reason, with or without cause, unless otherwise expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer or to inter-fere with the right of any Employer to discipline or discharge the Participant at any time.

11.5
Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Plan Administrator by furnishing any and all information requested by the Plan Administrator and take such other actions as may be requested in order to facilitate the administra-tion of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Plan Administrator may deem necessary.

11.6
Terms. Whenever any words are used herein in the mascu-line, they shall be construed as though they were in the feminine in all cases where they would so apply; and wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

11.7	Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

11.8	Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of Nevada without regard to its conflict of laws principles.

11.9
Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

11.10
Notice. Any notice or filing required or permitted to be given to the Plan Administrator under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Sierra Health Services, Inc.
2724 North Tenaya Way
Las Vegas, Nevada 89128
Attn: Office of General Counsel

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

11.11	Successors. The provisions of this Plan shall bind and inure to the benefit of the Participant's Employer and its successors and assigns and the Participant and the Participant's Beneficiary(ies).

11.12
Spouse's Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse's will, nor shall such interest pass under the laws of intestate succession.

11.13
Incompetent. If the Plan Administrator determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person's property, the Plan Administrator may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Plan Administrator may require proof of minority, incompetency, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant's Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

11.14	Court Order. The Plan Administrator is authorized to make any payments directed by court order in any action in which the Plan or Plan Administrator has been named as a party.

11.15
Compliance with Code Section 409A. It is intended that the terms of this Plan and Participant rights hereunder meet applicable requirements of Code Section 409A so that a Participant is not deemed to be in constructive receipt of compensation or tax penalties with respect to Plan benefits under Section 409A until such time as benefits are distributed to the Participant in accordance with the terms of this Plan. For this purpose, the following terms apply:

(i)
The Plan will be administered in 2005 and 2006 in good faith compliance with Section 409A and any IRS guidance thereunder, and will be administered in 2007 and thereafter in compliance with Section 409A and regulations thereunder.

(ii)
Benefits and Participant rights thereto are intended to meet the requirements for deferred compensation under Section 409A. Participant and Company elections, if any, permitted hereunder must comply with applicable requirements of 409A. In particular, any distribution triggered by a Termination of Employment will occur only if the Termination constitutes a “separation from service” under Section 409A(a)(2)(A)(i) or results from a Disability under Section 409A(a)(2)(C), and if, at the time of such separation from service the Participant is a “specified employee” under Code Section 409A(a)(2)(B)(i) and a delay in distribution is required in order that the Participant will not be subject to a tax penalty under Section 409A, any distribution that otherwise would occur less than six months after such separation from service will instead occur six months after such separation from service (without affecting the timing of any subsequent distribution). The Company will have no authority to accelerate distributions except as may be permitted under Section 409A. Any other rights of a Participant or retained authority of the Company hereunder shall be automatically modified and limited to the extent necessary so that the Participant will not be deemed to be in constructive receipt of income relating to benefits prior to the distribution of the benefits and so that the Participant will not be subject to any penalty under Code Section 409A.

11.15
Distribution in the Event of Taxation. If, for any reason, all or any portion of a Participant's benefit under this Plan becomes taxable to the Participant prior to receipt under Code Section 409A, a Participant may petition the Plan Administrator for a distribution of that portion of his or her benefit that has become taxable. Such petition shall be granted if the Company reasonably determines that the condition specified in the first sentence of this Section 11.15 has been met. Thereupon, a Participant's Employer shall distribute to the Participant immediately available funds in an amount equal to (but not exceeding) the taxable portion of his or her benefit (which amount shall not exceed the Present Value of the Participant's Vested SERP Benefit that then remains unpaid under the Plan). This authorization shall be subject to Proposed Treasury Regulation § 1.409A-3(h)(2)(vi) and any successor regulation thereto. If the petition is granted, the tax liability distribution shall be made within 90 days of the date when the Participant's petition is granted. Such a distribution shall affect and reduce the benefits to be paid under this Plan.

IN WITNESS WHEREOF, Sierra Health Services, Inc. has signed this Plan document on September 20, 2006.

SIERRA HEALTH SERVICES, INC.
A Nevada corporation

By: /s/ Anthony M. Marlon, M.D.
Name: Anthony M. Marlon, M.D.
Title: Chief Executive Officer